GS FINANCIAL PRODUCTS U.S., L.P.

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         For the three         For the six
                                    Fiscal Months Ended     Fiscal Months Ended

(Unaudited U.S. dollars             May 31,     May 30,     May 31,      May 30,
 in thousands)                       1996        1997        1996         1997
Earnings:
Income  before income taxes         $3,185      $2,786      $6,397       $7,429
Add:  Fixed charges                    658       1,616       1,246        3,233
                                    ------      ------      ------      -------
Earnings as adjusted                $3,843      $4,402      $7,643      $10,662

Fixed charges:
Interest expense                      $632      $1,601      $1,192       $3,203
Debt amortization expense               26          15          54           30
Interest portion of rent expense         0           0           0            0
                                    ------      ------      ------      -------
Total fixed charges                   $658      $1,616      $1,246       $3,233

Ratio of earnings to fixed charges      6x          3x          6x           3x